April 26, 2007	CONTACTS: Investor Relations — Mark G. Stockard
Phone: (713) 381-4707
Toll Free: (800) 659-0059
Media Relations — Rick Rainey
Phone: (713) 381-3635
TEPPCO PARTNERS, L.P. REPORTS RECORD RESULTS
FOR 2007 FIRST QUARTER; INCREASES DISTRIBUTION
HOUSTON — TEPPCO Partners, L.P. (NYSE:TPP) today reported net income for the first quarter of 2007 of $138.2 million, or $1.29 per unit, compared with net income of $62.9 million, or $0.63 per unit, for the first quarter of 2006. The first quarter of 2007 included a $59.8 million gain on the sale of TEPPCO’s ownership interests in Mont Belvieu Storage Partners, L.P. and Mont Belvieu Venture, LLC (collectively, MBSP), as required by the Federal Trade Commission, and an $18.7 million gain on the sales of other assets. By comparison, the first quarter of 2006 included $19.3 million of gains on the sales of assets, primarily related to the sale of the Pioneer gas processing plant in March 2006. The 2006 period also included $1.6 million of income from the Pioneer plant, which was accounted for as discontinued operations prior to the sale in March 2006. Excluding the gains on the sale of the interests in MBSP and other assets, income from continuing operations increased $17.7 million to $59.7 million, or $0.56 per unit, for the first quarter of 2007, compared with $42.0 million, or $0.42 per unit, for the first quarter of 2006.
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $199.0 million for the first quarter of 2007, compared with $99.9 million for the first quarter of 2006. Excluding gains from the sale of MBSP and other assets, EBITDA from continuing operations was $120.5 million for the first quarter of 2007,

TEPPCO 1Q 2007 Earnings	Page 2
compared with $100.2 million for the first quarter of 2006. EBITDA and EBITDA excluding gains from asset sales and ownership interests are non-GAAP financial measures, which are defined and reconciled to their most directly comparable GAAP financial measure later in this news release.
“Led by particularly strong performances in our Upstream and Downstream segments, TEPPCO’s first quarter financial results provided an excellent start for 2007 and allowed us to increase our first quarter cash distribution to unitholders,” said Jerry E. Thompson, president and chief executive officer of the general partner of TEPPCO. “Higher demand for propane movements to the Northeast resulting from colder winter weather, coupled with increased pipeline capacity to serve the market area, led to a substantial increase in EBITDA in our Downstream segment.”
“A record year for Upstream in 2006 was followed by a very strong performance in the first quarter of 2007, as the segment benefited from favorable market conditions and posted a 48 percent increase in EBITDA over the first three months of 2006,” continued Thompson. “In the Midstream segment, we expect the Jonah system, which is the largest asset in the segment, to produce improved results later in 2007 as new compression is installed as part of the Phase V expansion, and more wells are brought online following seasonal restrictions typical of the Pinedale area.”
OPERATING RESULTS BY BUSINESS SEGMENT
Upstream Segment
The Upstream segment includes crude oil transportation, storage, gathering and marketing activities; and distribution of lubrication oils and specialty chemicals.
EBITDA for the Upstream segment increased $9.8 million, or 48 percent, to $30.4 million for the first quarter of 2007, compared with $20.6 million of EBITDA for the first quarter of 2006. The increase in EBITDA resulted primarily from increased volumes of

TEPPCO 1Q 2007 Earnings	Page 3
crude oil marketed and transported, continued favorable crude oil price differentials and increased storage revenues, partially offset by higher operating and maintenance expenses.
TEPPCO’s share of EBITDA in Seaway Crude Pipeline, which is included in Upstream EBITDA, was $4.0 million for the first quarter of 2007, compared with $4.1 million for the first quarter of 2006. The decrease reflects lower long-haul transportation volumes as well as the decreased sharing ratio of TEPPCO’s portion of equity earnings in Seaway to 40 percent in 2007, from the average sharing ratio of 47 percent in 2006. Our equity earnings in Seaway for all future periods will reflect a sharing ratio level of 40 percent.
Downstream Segment
The Downstream segment includes the transportation, marketing and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals.
Downstream EBITDA, excluding gains on the sale of our interests in MBSP and other assets, increased 31 percent to $49.5 million for the first quarter of 2007, compared with $37.9 million for the first quarter of 2006. The increase was primarily due to a combination of increased LPG transportation volumes as a result of colder winter weather in the Northeast market areas served by TEPPCO and increased refined products transportation tariff rates.
Our share of EBITDA from unconsolidated investments, which is included in Downstream EBITDA, was $2.7 million for the first quarter of 2007, compared with $3.5 million for the first quarter of 2006. Our share of EBITDA in Centennial Pipeline was a loss of $0.7 million for the first quarter of 2007, compared to a loss of $0.5 million for the first quarter of 2006. The increased loss resulted from pipeline inspection costs and lower transportation volumes in 2007. Our share of EBITDA in MBSP was $3.4 million

TEPPCO 1Q 2007 Earnings	Page 4
for the first quarter 2007, compared with $4.0 million for the first quarter 2006. The 2007 period reflects the March 1, 2007 sale of TEPPCO’s interests in MBSP.
Midstream Segment
The Midstream segment includes natural gas gathering services, and storage, transportation and fractionation of natural gas liquids (NGLs). Effective August 2006, Jonah Gas Gathering Company (Jonah) has been accounted for under the equity method of accounting and deconsolidated in TEPPCO’s financial statements and operating results.
EBITDA from continuing operations for the Midstream segment, excluding gains on asset sales, was $40.6 million for the first quarter of 2007, compared with $40.0 million for the first quarter of 2006. The increase was primarily due to a 22 percent increase in natural gas gathering volumes on the Jonah system to 1.47 billion cubic feet per day (Bcf/d) in the first quarter of 2007, reflecting the continued active drilling in both the Jonah and Pinedale fields in the Green River basin in Wyoming. The increase in EBITDA was partially offset by our reduced sharing percentage in the Jonah joint venture resulting from the partial start-up of the Phase V project during the first quarter of 2007, reduced coal-bed methane volumes gathered from the San Juan production basin on the Val Verde system and increased operating, general and administrative costs.
CAPITALIZATION AND LIQUIDITY
Total debt outstanding at March 31, 2007, was approximately $1.5 billion, with remaining liquidity of approximately $291 million under the partnership’s $700 million credit facility.

TEPPCO 1Q 2007 Earnings	Page 5
2007 CAPITAL EXPENDITURE OUTLOOK
The partnership currently anticipates that total capital expenditures for 2007 will be approximately $290 million, which includes about $250 million for organic growth projects and system upgrades and $40 million for maintenance capital. Additionally, TEPPCO expects to invest approximately $155 million in 2007 for its share of capital expenditures related to the Jonah Phase V expansion.
During the first quarter of 2007, TEPPCO completed the integration and expansion of the Genco system. Construction of additional crude oil storage capacity, the new refined products pipeline serving Memphis International Airport, the Jonah Phase V expansion project and other smaller scope projects, together with the operating performance of existing assets, are expected to generate incremental cash flow for the partnership during 2007 in excess of the historical annual cash flow of the ownership interests in MBSP and the assets sold during the first quarter of 2007.
NON-GAAP FINANCIAL MEASURES
The Financial Highlights table accompanying this earnings release and other disclosures herein include non-GAAP (Generally Accepted Accounting Principles) measures under the rules of the Securities and Exchange Commission (SEC) of EBITDA, EBITDA excluding gains from asset sales and ownership interests, income from continuing operations excluding gains from asset sales and ownership interests, and margin of the Upstream segment. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or income from continuing operations, operating income, cash flow from operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other entities because other entities may not calculate such measures in the same manner as we do.

TEPPCO 1Q 2007 Earnings	Page 6
We define EBITDA as net income plus interest expense — net, income tax expense, depreciation and amortization, and a pro-rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures . We have included EBITDA and EBITDA excluding gains from asset sales and ownership interests as supplemental disclosures because we believe they are used by our investors as supplemental financial measures in the evaluation of our business. A reconciliation of these measures to net income is provided in the Financial Highlights table and the Business Segment Data table.
We believe EBITDA and EBITDA excluding gains from asset sales and ownership interests provide useful information regarding the performance of our assets without regard to financing methods, capital structures or historical costs basis. As a result, these measures provide investors with a helpful tool for comparing the operating performance of our assets with the performance of other companies that have different financing and capital structures. EBITDA multiples are also used by our investors in assisting in the valuation of our limited partners’ equity.
The Financial Highlights table accompanying this earnings release and other disclosures herein include references to income from continuing operations excluding gains on asset sales and ownership interests. We present this measure because we believe it is useful to our investors in assessing the results of operations from our continuing assets. A reconciliation of this measure to income from continuing operations is provided in the Financial Highlights table.
Information in the accompanying Operating Data table includes margin of the Upstream segment, which may also be viewed as a non-GAAP financial measure under the rules of the SEC. Margin is calculated as revenues generated from the sale of crude oil and lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil

TEPPCO 1Q 2007 Earnings	Page 7
and lubrication oil, in each case prior to the elimination of intercompany sales, revenues and purchases between wholly owned subsidiaries. We believe margin is a more meaningful measure of financial performance than sales and purchases of crude oil and lubrication oil due to the significant fluctuations in sales and purchases caused by variations in the level of marketing activity and prices for products marketed. Additionally, we use margin internally to evaluate the financial performance of the Upstream segment because it excludes expenses that are not directly related to the marketing and sales activities being evaluated. A reconciliation of margin to operating income is provided in the Operating Data table.
TEPPCO will host a conference call related to earnings performance today, Thursday April 26, 2007 at 10 a.m. CST. Interested parties may listen live over the Internet or via telephone by dialing (866) 550-6338, confirmation code 5490398. Please call five to 10 minutes prior to the scheduled start time. To participate live over the Internet, log on to the company’s web site at www.teppco.com.
An audio replay of the conference call will also be available for seven days by dialing 888-203-1112, confirmation code 5490398. A replay and transcript will also be available on the TEPPCO Web site.
TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $5 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in Jonah Gas Gathering Company, Seaway Crude Pipeline Company, Centennial Pipeline LLC, and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company,

TEPPCO 1Q 2007 Earnings	Page 8
LLC, an indirect subsidiary of EPCO, Inc., is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.
This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, increases in distributable cash or expenditures. These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P.’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
###

TEPPCO Partners, L. P.
FINANCIAL HIGHLIGHTS
(Unaudited — In Millions, Except Per Unit Amounts)

	Three Months Ended
	March 31,
	2007	2006

Operating Revenues:
Sales of petroleum products	$1,720.1	$2,396.3
Transportation — Refined Products	37.1	31.8
Transportation — LPGs	36.1	29.4
Transportation — Crude oil	10.8	8.9
Transportation — NGLs	10.9	10.7
Gathering — Natural Gas	15.4	41.4
Other	18.0	17.9

Total Operating Revenues	1,848.4	2,536.4

Costs and Expenses:
Purchases of petroleum products	1,684.0	2,371.0
Operating expenses	50.4	51.9
Operating fuel and power	15.3	14.3
General and administrative	8.6	9.2
Depreciation and amortization	25.4	28.8
Gains on sales of assets	(18.7)	(1.4)

Total Costs and Expenses	1,765.0	2,473.8

Operating Income	83.4	62.6

Interest expense — net	(22.2)	(21.1)
Equity earnings	16.6	1.0
Gain on sale of ownership interest in Mont Belvieu Storage Partners, L.P.	59.8	—
Interest income	0.3	0.5
Other income — net	0.3	0.4

Income from continuing operations	138.2	43.4
Income from discontinued operations	—	1.6
Gain on sale of discontinued operations	—	17.9

Discontinued operations	—	19.5

Net Income	$138.2	$62.9

	Three Months Ended
	March 31,
	2007	2006

EBITDA from continuing operations
Net Income	$138.2	$62.9
Discontinued operations	—	(19.5)

Income from continuing operations	138.2	43.4
Provision for income taxes	—	—
Interest expense — net	22.2	21.1
Depreciation and amortization (D&A)	25.4	28.8
Amortization of excess investment in joint ventures	0.8	0.8
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	12.4	5.8

EBITDA from continuing operations	$199.0	$99.9

Add: Discontinued operations	—	19.5
Add: D&A included in discontinued operations	—	0.1

EBITDA	$199.0	$119.5

Less: Gains on sales of assets and ownership interest in MB Storage	(78.5)	(1.4)
Less: Gain on sale of discontinued operations	—	(17.9)

EBITDA, excluding gains from sales of assets and ownership interests	$120.5	$100.2

TEPPCO Partners, L. P.
PER UNIT DATA
(Unaudited — In Millions, Except Per Unit Amounts)

	Three Months Ended
	March 31,
	2007	2006

Net Income Allocation:
Limited Partner Unitholders:
Income from continuing operations	$115.5	$30.6
Discontinued operations	—	13.8

Total Net Income Allocated to Limited Partners Unitholders	115.5	44.4

General Partner:
Income from continuing operations	22.7	12.8
Discontinued operations	—	5.7

Total Net Income Allocated to General Partner	22.7	18.5

Total:
Income from continuing operations	138.2	43.4
Discontinued operations	—	19.5

Total Net Income Allocated	$138.2	$62.9

Basic and Diluted Net Income Per Limited Partner Unit:
Income from continuing operations	$1.29	$0.43
Discontinued operations	—	0.20

Earnings Per Unit	$1.29	$0.63

Weighted Average Number of Limited Partner Units	89.8	70.0

TEPPCO Partners, L.P.
BUSINESS SEGMENT DATA
(Unaudited — In Millions)

				Intersegment
Three Months Ended March 31, 2007	Downstream	Midstream (1)	Upstream	Eliminations	Consolidated

Operating revenues	$94.9	$29.4	$1,724.4	$(0.3)	$1,848.4
Purchases of petroleum products	9.4	—	1,677.2	(2.6)	1,684.0
Operating expenses	35.1	11.7	19.0	(0.1)	65.7
General and administrative	4.1	2.7	1.8	—	8.6
Depreciation and amortization (D&A)	11.1	10.2	4.1	—	25.4
Gains on sales of assets	(18.7)	—	—	—	(18.7)

Operating Income	53.9	4.8	22.3	2.4	83.4
Equity (losses) earnings (2)	(1.4)	18.6	1.8	(2.4)	16.6
Gain on sale of ownership interest in MB Storage	59.8	—	—	—	59.8
Interest income	0.2	0.1	—	—	0.3
Other — net	0.3	—	—	—	0.3

Income before interest	112.8	23.5	24.1	0.0	160.4

Depreciation and amortization	11.1	10.2	4.1	—	25.4
Amortization of excess investment in joint ventures	0.6	—	0.2	—	0.8
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	3.5	6.9	2.0	—	12.4

EBITDA from continuing operations	$128.0	$40.6	$30.4	$0.0	$199.0

Depreciation and amortization					(25.4)
Interest expense — net					(22.2)
Amortization of excess investment in joint ventures					(0.8)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(12.4)

Net Income					$138.2

				Intersegment
Three Months Ended March 31, 2006	Downstream	Midstream (1)	Upstream	Eliminations	Consolidated

Operating revenues	$74.1	$56.4	$2,411.6	$(5.7)	$2,536.4
Purchases of petroleum products	—	—	2,376.4	(5.4)	2,371.0
Operating expenses	35.4	14.2	16.9	(0.3)	66.2
General and administrative	5.1	2.3	1.8	—	9.2
Depreciation and amortization (D&A)	10.3	15.2	3.3	—	28.8
Gains on sales of assets	—	(1.4)	—	—	(1.4)

Operating Income	23.3	26.1	13.2	0.0	62.6
Equity (losses) earnings (2)	(1.3)	—	2.3	—	1.0
Interest income	0.4	0.1	—	—	0.5
Other — net	0.4	—	—	—	0.4

Income before interest	22.8	26.2	15.5	0.0	64.5

Depreciation and amortization	10.3	15.2	3.3	—	28.8
Amortization of excess investment in joint ventures	0.7	—	0.1	—	0.8
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	4.1	—	1.7	—	5.8

EBITDA from continuing operations	$37.9	$41.4	$20.6	$0.0	$99.9

Discontinued operations					19.5
Depreciation and amortization					(28.8)
Interest expense — net					(21.1)
Amortization of excess investment in joint ventures					(0.8)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.8)

Net Income					$62.9

(1)	Effective August 1, 2006, Jonah was deconsolidated and is now accounted for as an equity investment.

(2)	Downstream equity (losses) earnings includes our equity investments in Centennial Pipeline, Mont Belvieu Storage Partners and another investment.

TEPPCO Partners, L. P.
Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Three Months Ended
	March 31,
	2007	2006

Cash Flows from Operating Activities
Net income	$138.2	$62.9
Income from discontinued operations	—	(19.5)
Deferred income tax expense	(0.6)	—
Gains on sales of assets and ownership interests	(78.5)	(1.4)
Depreciation, working capital and other	9.6	(4.9)
Cash flows from discontinued operations	—	1.6

Net Cash Provided by Operating Activities	68.7	38.7

Cash Flows from Investing Activities:
Proceeds from asset sales	165.3	39.1
Investment in Mont Belvieu Storage Partners, L.P.	—	(1.7)
Investment in Centennial Pipeline LLC	(6.1)	—
Investment in Jonah Gas Gathering Company(1)	(30.9)	—
Capital expenditures(2)	(34.1)	(38.3)

Net Cash Used in Investing Activities	94.2	(0.9)

Cash Flows from Financing Activities:
Proceeds from revolving credit facilities	235.0	187.7
Repayments on revolving credit facilities	(325.5)	(158.6)
Distributions paid	(72.4)	(66.9)

Net Cash Provided by Financing Activities	(162.9)	(37.8)

Net Change in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents — January 1	0.1	0.1

Cash and Cash Equivalents — March 31	$0.1	$0.1

Non-cash investing activities:
Payable to Enterprise Gas Processing, LLC for spending for Phase V expansion of Jonah Gas Gathering Company	$14.9	$—
Supplemental Information:
Interest paid (net of capitalized interest)	$42.9	$38.5

(1)	Effective August 1, 2006, Jonah was deconsolidated and is now accounted for as an equity investment.

(2)	Includes capital expenditures for maintaining existing operations of $8.3 million in 2007, and $6.2 million in 2006.

TEPPCO Partners, L. P.
Condensed Balance Sheets (Unaudited)
 (In Millions)

	March 31,	December 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$0.1	$0.1
Other	888.5	966.6

Total current assets	888.6	966.7

Property, plant and equipment — net	1,650.5	1,642.1
Intangible assets (1)	179.5	185.4
Equity investments	997.6	1,039.7
Other assets	88.8	88.2

Total assets	$3,805.0	$3,922.1

Liabilities and Partners’ Capital

Senior Notes	$180.0	$—
Current liabilities	886.6	976.5

Total current liabilities	$1,066.6	$976.5

Senior Notes (2)	931.7	1,113.3
Other long-term debt	399.5	490.0
Deferred tax liability	—	0.7
Other non-current liabilities	20.5	21.3
Partners’ capital	—
Accumulated other comprehensive income	1.0	0.4
General partner’s interest (3)	(74.8)	(85.7)
Limited partners’ interests	1,460.5	1,405.6

Total partners’ capital	1,386.7	1,320.3

Total liabilities and partners’ capital	$3,805.0	$3,922.1

(1)	Includes the value of long-term service agreements between TEPPCO and its customers.

(2)	Includes $23.6 million and $25.3 million at Mar. 31, 2007, and Dec. 31, 2006, respectively related to fair value hedges.

(3)	Amount does not represent a future financial commitment by the General Partner to make a contribution to TEPPCO.

TEPPCO Partners, L. P.
OPERATING DATA
(Unaudited — In Millions, Except as Noted)

	Three Months Ended
	March 31,
	2007	2006
Downstream Segment:
Barrels Delivered
Refined Products	35.8	35.8
LPGs	16.6	12.8

Total	52.4	48.6

Average Tariff Per Barrel
Refined Products	$1.04	$0.89
LPGs	2.17	2.29

Average System Tariff Per Barrel	$1.40	$1.26

Upstream Segment:
Margins/Revenues:
Crude oil transportation revenue	$17.1	$15.8
Crude oil marketing margin	22.0	12.8
Crude oil terminaling revenue	3.4	2.3
Lubrication Services, L.P. (LSI) margin	2.1	2.1

Total Margins/Revenues	$44.6	$33.0

Reconciliation of Margins/Revenues to Operating Income:

Sales of petroleum products	$1,711.0	$2,400.5
Transportation — Crude oil	10.8	8.9
Purchases of petroleum products	(1,677.2)	(2,376.4)

Total Margins/Revenues	44.6	33.0
Other operating revenues	2.6	2.2
Operating expenses	(19.0)	(16.9)
General and administrative	(1.8)	(1.8)
Depreciation and amortization	(4.1)	(3.3)

Operating income	$22.3	$13.2

Total barrels
Crude oil transportation	24.1	22.3
Crude oil marketing	55.9	52.9
Crude oil terminaling	40.1	24.4

Lubrication oil volume (total gallons):	3.8	3.9

Margin/average tariff per barrel:
Crude oil transportation	$0.710	$0.706
Crude oil marketing	0.393	0.242
Crude oil terminaling	0.084	0.093

Lubrication oil margin (per gallon):	$0.562	$0.553

Midstream Segment:

Gathering — Natural Gas — Jonah
Bcf	132.6	108.7
Btu (in trillions)	146.1	120.0

Average fee per MMBtu	$0.204	$0.206

Gathering — Natural Gas — Val Verde
Bcf	43.6	45.4
Btu (in trillions)	38.6	39.9

Average fee per MMBtu	$0.399	$0.418

Transportation — NGLs
Total barrels	17.6	15.9
Average rate per barrel	$0.611	$0.671

Fractionation — NGLs
Total barrels	1.0	1.2
Average rate per barrel	$1.721	$1.486

Natural Gas Sales
Btu (in trillions)	3.5	—
Average fee per MMBtu	$7.06	$—

Sales — Condensate
Total barrels (thousands)	35.2	24.7
Average rate per barrel	$72.90	$63.54